Exhibit 10(r)

AMENDMENT TO THE PACCAR INC SAVINGS INVESTMENT PLAN

(Amendment and Restatement Effective January 1, 2009)

Effective January 1, 2007, Section 14.2 of the PACCAR Inc Savings Investment Plan (the “SIP”) shall be amended to read in its entirety as follows:

“14.2 Compliance With USERRA

(a)	Any other provision of the Plan notwithstanding, with regard to an Employee who after serving in the uniformed services is reemployed within the time required by USERRA, contributions shall be made and benefits and service credit shall be provided under the Plan with respect to his or her qualified military service (as defined in section 414(u)(5) of the IRC) in accordance with section 414(u) of the IRC. Furthermore, notwithstanding any provision of the Plan to the contrary, Member loan payments may be suspended during a period of qualified military service.

(b)	In the case of a Member who dies on or after January 1, 2007 while performing qualified military service (as defined in section 414(u) of the IRC), the Member’s Beneficiary shall be entitled to any additional benefits (other than contributions relating to the period of qualified military service) provided under the Plan as if the Member had resumed employment immediately prior to his or her death.”

Effective January 1, 2009, Section 8.3 of the SIP shall be amended to read in its entirety as follows:

“8.3	Time of Distribution

A Member who is Totally Disabled may elect to receive his Plan Benefit in accordance with the Company’s written procedures. In the case of a Member who is not Totally Disabled, the Benefit shall not be distributed before the later of the following dates:

(a)	The date when the Member ceases to be an Employee; or

(b)	The date when the Company receives the election.

Notwithstanding Section 14.2(c), for purposes of Plan distributions, a Member shall be treated as having ceased to be an Employee under the Plan during any period in which the Member is performing service in the uniformed services while on active duty for a period of more than thirty (30) days (as described in section 3401(h)(2)(A) of the IRC). If a Member elects to receive a distribution by reason of such deemed cessation of employment, and the Member otherwise would not have been treated as having ceased to be an Employee under the Plan, the Member may not make Salary Deferrals during the 6-month period beginning on the date of the distribution.

Notwithstanding the preceding provisions of this Section 8.3 and subject to Section 8.4, a Member’s Benefit shall be paid or commence by his Required Beginning Date. If the Member fails to file a timely distribution election form, Section 8.7 shall apply and Section 8.12 (relating to unclaimed Benefits) may apply.”

Effective January 1, 2009, Section 8.4 of the SIP shall be amended to read in its entirety as follows:

“8.4	Special Rules Regarding Distribution

(a)	If a Member other than a five-percent owner (as defined in section 416 of the IRC and taking into account any modifications under section 401(a)(9) of the IRC) is still an Employee as of his Required Beginning Date, he may elect (in the manner specified under the Company’s written procedures) to defer payment or commencement of his Benefit to the date he ceases to be an Employee, in which case the Company shall pay or commence his Benefit as soon as reasonably practicable thereafter, but not later than April 1 of the calendar year following the calendar year in which he ceases to be an Employee.

(b)	Notwithstanding the foregoing, distributions otherwise required by this Section 8.4 and section 401(a)(9) of the IRC shall be waived with respect to the 2009 calendar year in accordance with the Worker, Retiree, and Employer Recovery Act of 2008, unless the Member elects to continue them. If a Member elects to receive a distribution that would have been required by this Section 8.4 and section 401(a)(9) of the IRC with respect to the 2009 calendar year without regard to this paragraph, such distribution will be treated as an eligible rollover distribution subject to Section 8.14.

(c)	All distributions under the Plan shall be made in accordance with section 401(a)(9) of the IRC and the regulations thereunder, including Income Tax Regulation sections 1.401(a)(9)-1 through 9. Such regulations are incorporated in the Plan by reference and shall override any inconsistent provisions of the Plan. For purposes of section 401(a)(9), life expectancy(ies) under this Plan shall not be recalculated.”

Effective January 1, 2009, Section 8.9(a) of the SIP shall be amended to read in its entirety as follows:

“(a)	Member Dies Before Benefit Distribution

This Subsection (a) shall apply in the event that a Member dies before his Benefit has commenced. Such Member’s Benefit ordinarily shall be paid to his Beneficiary in the form of a single lump sum in cash, and the distribution ordinarily shall be made as soon as reasonably practicable after the Member’s death. A Beneficiary may, however, make request to defer the distribution of the Benefit to which such Beneficiary is entitled. However, the distribution shall in no event be made later than five years after the Member’s death. A Beneficiary shall make the request to receive the Benefit to which such Beneficiary is entitled or to defer receipt in accordance with the Company’s written procedures.”

Effective January 1, 2009, a new Section 14.2(c) of the SIP shall be added to read as follows

“(c)	(i) An individual receiving “Differential Wage Payments” (as defined in section 3401(h)(2) of the IRC) shall be treated as an Employee, and (ii) the Differential Wage Payments shall be treated as Compensation and as compensation under section 415(c)(3) of the IRC.”

Witness the execution of this Amendment to the PACCAR Inc Savings Investment Plan (Amendment and Restatement Effective January 1, 2009).

PACCAR Inc

By:	/s/ Mark C. Pigott

Title:	Chairman and Chief Executive Officer

Dated:	December 13, 2010